Exhibit 10.30
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of June _1, 2011 and shall be effective as of April 1, 2011, (the “Effective Date”) is by and between Trustwave Holdings, Inc., a Delaware corporation (“Holdings” or the “Company”) and Mark Iserloth (the “Executive”).
     WHEREAS, Holdings is engaged in the business of corporate, Internet and e-commerce security and information assurance, and vulnerability management and compliance solutions, certification authority, identity management and managed security services (the “Business”);
     WHEREAS, Holdings and the Executive are parties to the certain Employment Agreement, dated as of March 1, 2011 (the “Existing Employment Agreement”); and
     WHEREAS, Holdings and the Executive desire to amend and restate the Existing Employment Agreement on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:
     1. Employment. The Executive shall be employed by Holdings as the Chief Financial Officer of the Company (“CFO”) or in such other position as is consistent with the Executive’s education, experience and background so long as the assignment of the Executive to such position is approved by a resolution duly adopted by a majority of the Board of Directors of Holdings (the “Board”). The Executive shall devote substantially all of the Executive’s working time and the Executive’s best efforts to the Company and the Executive’s position, which shall include such duties as the Board may from time to time reasonably direct that are consistent with the Executive’s education, experience and background and that are not inconsistent with the Executive’s position. The Executive shall not, during the Term (as defined below), have any paid employment other than with Holdings or a subsidiary or affiliate of Holdings or serve as a director of any other business corporation, except with the prior approval of the CEO. During the Term the Executive may engage in charitable, civic, community or trade or industry association activities, provided that such activities do not interfere with the Executive’s duties hereunder or violate the terms of any of the covenants contained in Sections 8, 9 and 10 hereof. From the Effective Date through the Term, Holdings shall not request that the Executive relocate his principal place of residence from the Chicago, Illinois metropolitan area.
     2. Compensation.
     (a) Base Salary. From the Effective Date through the first anniversary of the Effective Date, Holdings shall pay to the Executive a minimum base salary at the rate of $275,000 per annum. The base salary can be changed over time in the sole discretion of Trustwave. Subsequent increases to base salary will be determined by the compensation committee (“Compensation Committee”) of the Board The base salary under this Section 2(a) shall be payable to the Executive not less frequently than monthly and shall be reduced by applicable taxes and withholdings.
     (b) Annual Bonus. In addition to the Executive’s base salary under Section 2(a) above, for fiscal years during the Term commencing on or after the date hereof, the Executive shall be eligible to participate in an annual bonus plan to be established by Holdings and approved by the Compensation Committee with input from the CEO (the “Company Bonus Plan”). The annual bonus target shall be determined by the Compensation Committee; provided, that the bonus target shall be no less than 30% of the Executive’s base salary in effect at such time. Any annual bonus payable to the Executive pursuant to the Company Bonus Plan (“Annual Bonus”) shall be based upon the satisfaction of performance criteria and objectives set forth in the Company Bonus Plan. Except as provided in Section 7, to receive such Annual Bonus, the Executive must still be employed with Holdings as of December 31 of the year for which the Annual Bonus is payable and not be in breach of this Agreement. Except as otherwise set forth herein, any such Annual Bonus shall be payable no later than 120 days following the end of the fiscal year for which it is awarded, and shall be reduced by applicable taxes and withholdings.
     (c) Company Stock Options. From time to time, the Executive, subject to approval by Trustwave’s Board of Directors, may be granted stock options to purchase Class A common stock of the Company under and subject to the terms of the Trustwave Stock Incentive Plan (“Plan”) and pursuant to the Trustwave Stock Grant Agreement (“Option”) at the then fair market value. The Executive’s right to exercise the Option shall be pursuant Section 6.03 Vesting of the Plan as follows: (i) twenty-five percent (25%) of the shares subject to the Option shall vest and become exercisable on the first anniversary of the date the Option is granted and (ii) one-twelfth of the remaining seventy-five percent (75%) of the Shares subject to the Option (or six and twenty-five hundredths percent (6.25%)) shall vest and become exercisable on the first quarterly anniversary of the first anniversary of the date the Option is granted and on each successive quarterly anniversary thereafter.
     3. Insurance, Retirement and Employee Benefit Plans, Fringe Benefits; Business Expenses.
     (a) Other Benefits and Perquisites. During the Term, the Executive shall be eligible to participate in any plan of Holdings relating to stock options and stock grants, employee stock purchase or ownership, 401(k), group life insurance, medical coverage, or other employee benefit plans or arrangements that Holdings has adopted or may adopt for the benefit of its employees. In addition, the Company will pay the Executive’s unreimbursed portion for one annual physical examination. Holdings reserves the right to modify or terminate any employee benefit or perquisite at any time. Upon any termination or expiration of this Agreement, the Executive will be entitled to all accrued benefits pursuant to all such employee benefits or perquisites as provided in such employee benefits or perquisites.
     The criteria utilized to determine whether the Executive will receive an award of stock options or stock grants under any plan of Holdings, the number of shares of common stock of Holdings subject to any such stock option or stock grant and the terms and conditions of any such stock option or stock grant shall be substantially similar to the criteria utilized to determine such matters in connection with awards under any stock option or stock grant plan of Holdings to similarly situated executives of Holdings, and shall be applied by Holdings in good faith on a substantially consistent basis among substantially similar executives of Holdings. Notwithstanding the foregoing, the Executive acknowledges and agrees that the determination of whether to award stock options or stock grants, the number of shares of common stock of Holdings subject to any such stock option or grant and the terms and conditions of any such stock option or grant, are in the sole discretion of Holdings and any award of stock options or stock grants shall be made by Holdings on an individual basis with respect to persons eligible to be granted such awards, taking into account individual performance and circumstances. The parties agree that the plan or award agreement pursuant to which any such stock options or grants are awarded to the executive shall provide that any such stock options or stock grants which are subject to any vesting provisions shall all automatically vest upon the first to occur of (A) the death or Incapacity of the Executive, (B) termination of the Executive’s employment by Holdings without Cause or by the Executive for Good Reason, (C) a Change in Control (as defined in the Plan), and (D) an initial public offering by Holdings; provided, however, the Executive acknowledges and agrees that the 100,000 Options (“2011 Options”) the Executive was granted in the March 4, 2011 Board meeting shall not accelerate in an initial public offering and shall vest in accordance with the vesting schedule set forth in Section 2(c) above.
     Other than the Executive waiving the 2011 Options from accelerating in an initial public offering, the 2011 Options shall be have the benefit of every other right any Options are entitled to under this Agreement. Without limiting the generality of the foregoing sentence, the 2011 Options shall have early acceleration (i) upon a Change in Control, (ii) termination without Cause, (iii) termination for Good Reason, and (iv) termination for death or Incapacity, in each case, as contemplated by this Section 3(a).
     (b) Business Expenses. During the Term, Holdings shall promptly reimburse the Executive for all reasonable and customary expenses incurred by the Executive in furtherance of his duties under this Agreement, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the published policies and procedures established by the Company. Such expenses shall be reimbursed upon submission to Holdings of invoices containing original receipts for all such expenditures and upon review by Holdings of the reasonable nature of such expenditures.
     4. Term. The employment under this Agreement shall be from the Effective Date until the Executive’s employment terminates pursuant to Section 6 below (“Term”). The Term shall continue, unless either the Executive or Holdings gives the other party a Notice of Termination as defined in Section 6(f). Unless the Executive specifies that the Notice of Termination is being delivered to the Company pursuant to Section 6(e)(1)(A), any other Notice of Termination delivered by the Executive to the Company shall be deemed, for all purposes of this Agreement, as a termination by Executive without Good Reason pursuant to Section 6(e)(1)(B).

     5. Vacations; Illness. The Executive shall be entitled to an annual paid vacation of three (3) weeks per year (which shall include personal days and sick days), which if not taken during any year may not, except up to five days, be carried forward and no compensation shall be payable in lieu thereof, seven (7) recognized holidays, and three (3) floating holidays. The accrual of annual leave and holidays shall be pursuant to the company’s policies as set forth in the Trustwave Handbook.
     6. Termination of Employment. The Executive’s employment may be terminated under the following circumstances:
     (a) This section has been purposefully deleted.
     (b) Death. The Executive’s employment shall terminate upon the Executive’s death.
     (c) Incapacity. If the Executive is unable to perform the Executive’s duties under this Agreement because of physical or mental incapacity or disability for a continuous period of ninety (90) days, even with reasonable accommodation, the Executive will be deemed to have terminated the Executive’s employment. The Incapacity of Executive will be determined by agreement between Executive and Holdings; provided that if the Executive and Holdings cannot so agree, than the Incapacity of Executive will be determined by a medical doctor selected by written agreement of Holdings and Executive upon the request of either party by notice to the other. If Holdings and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has an Incapacity. The determination of the medical doctor selected under this Section 6(c) will be binding on both parties. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of Incapacity under this Section 6(c), and Executive hereby authorizes the disclosure and release to Holdings of such determination and all supporting medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, under this Section 6(c), for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section 6(c).
     (d) Termination of Employment by Holdings. Holdings may terminate the Executive’s employment at any time with or without Cause; provided that the Executive may be terminated for Cause under Sections 6(d)(1) or 6(d)(4) only if Holdings has given the Executive written notice of such failure, stating that such failure will be grounds for termination for Cause, if the Executive fails to cure such failure within 30 days following receipt of such written notice. For all purposes under this Agreement, “Cause” shall mean:
     (1) Executive’s willful and intentional disregard of instructions of the CEO which, in the CEO’s reasonable good faith judgment, has caused or will cause substantial and material injury to the business and operations to the Company or any of its subsidiaries;

     (2) a material breach by the Executive of his duties hereunder (other than as a result of his disability) which is willful, deliberate or grossly negligent on the Executive’s part, or committed in bad faith;
     (3) a conviction of, or a plea of “guilty” or “no contest” to, a felony (other than a felony resulting from a traffic violation), or the commission of any other act or omission involving disloyalty, fraud or moral turpitude with respect to the Company or its subsidiaries; provided, that in the reasonable judgment of the CEO, such failure has caused or will cause injury to the business and operations to the Company or any of its subsidiaries;
     (4) a breach by the Executive of any one or more of the covenants contained in Sections 8, 9 and 10 of this Agreement;
     (5) the Executive’s use of alcohol or illegal drugs which materially interferes with the performance of his duties hereunder; and
     (6) the Executive’s material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s or any of its subsidiaries’ business and operations; provided, that in the reasonable judgment of the CEO, such failure has caused or will cause substantial and material injury to the business and operations to the Company or any of its subsidiaries.
No act or failure to act shall be considered “willful” for this purpose unless done, or omitted to be done, by the Executive other than in good faith and other than with a reasonable belief that the Executive’s action or omission was in the best interests of the Company. The Executive shall not be deemed to have been terminated for Cause unless the Executive shall have been provided with a Notice of Termination as defined in Section 6(f).
     (e) Termination by the Executive.
     (1) The Executive may terminate the Executive’s employment (A) for Good Reason, provided that the Executive may resign for Good Reason only if the Executive provides notice of such reason for resignation to the Company stating that such reason will be grounds for resignation for Good Reason if Holdings fails to cure such reason within thirty (30) days following receipt of such notice or (B) for any other reason by giving thirty (30) days prior written notice to Holdings.
     (2) For this purpose, “Good Reason” shall mean (A) the Executive’s duties or level of responsibility has been materially reduced from his duties or level of responsibility as set forth in Section 1(a); (B) Holdings requires that the Executive relocate his principal place of work more than 25 miles from the Chicago, Illinois metropolitan area, or (C) any other material failure by Holdings to comply with any material provisions of this Agreement which failure continues for more than thirty (30) days after written notice of such noncompliance from the Executive pursuant to Section 6(e)(1).

     (f) Notice of Termination. Any termination of the Executive’s employment by Holdings or by the Executive (other than termination pursuant to Section 6(b) or (c) hereof) shall be communicated to the other party by a written Notice of Termination. Any Notice of Termination given by a party shall specify the particular termination provision of this Agreement relied upon by such party and, in the case of termination of the Executive’s employment for Cause pursuant to Section 6(d) or the termination of the Executive’s employment for Good Reason pursuant to Section 6(e), shall set forth in reasonable detail the facts and circumstances relied upon as providing a basis for the termination under such provision.
     (g) Termination Date. The Termination Date shall mean (1) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (2) if the Executive’s employment is terminated by Incapacity, the date ninety (90) days after the Executive first becomes incapacitated; (3) if the Executive’s employment is terminated by Holdings for Cause, the date specified in the Notice of Termination; (4) if the Executive resigns for Good Reason, thirty (30) days following the date on which the Notice of Termination is given, if Holdings fails to cure; (5) if the Executive resigns without Good Reason, ten (10) business days following the date on which the Notice of Termination is given or such later date as specified in the Notice of Termination; or (6) if the Executive’s employment is terminated without Cause, ten (10) business days following the date on which the Notice of Termination is given or such later date as specified in the Notice of Termination. Holdings may, in its sole discretion, terminate the Executive’s employment at any time during the ten day notice periods, provided it pays the Executive the equivalent of the Executive’s base salary for the remainder of the notice period.
     (h) Limitations on Terminations by the Company. Notwithstanding anything to the contrary contained herein, Holdings may not terminate the Executive’s employment pursuant to this Section 6 in the absence of approval by at least a majority of the full Board (including any vacant positions on the Board).
     7. Compensation Upon Termination of Employment.
     (a) Termination because of Death or Incapacity. If the Executive’s employment is terminated during the Term because of the Executive’s death or Incapacity, all obligations of Holdings hereunder (other than those which, pursuant to Section 12, survive termination of this Agreement and other than any obligations of Holdings related to any debt, equity or other securities (including options, warrants or securities convertible or exchangeable into debt or equity) of Holdings held by the Executive) immediately shall cease, except that the Company shall pay to the Executive or the Executive’s estate, as applicable:
     (1) the Executive’s accrued base salary through the Termination Date to the extent not theretofore paid;
     (2) a cash amount equal to the Executive’s accrued, unused vacation pro-rated for the portion of the year worked and determined in accordance with Holdings’ policy;

     (3) if and only if the performance criteria and objectives set forth in the Company Bonus Plan are satisfied for the fiscal year of Holdings ended immediately prior to the Termination Date, an Annual Bonus under the Company Bonus Plan for such fiscal year, to the extent not theretofore paid on a pro rata basis of that fiscal year;
     (4) if within forty-five (45) days of the Termination Date the Executive or the Executive’s legal representative signs a release of any and all claims substantially in the form attached hereto as Attachment A (the “General Release”) and if, and only if, the performance criteria and objectives set forth in the Company Bonus Plan are satisfied for the fiscal year of Holdings during which the Termination Date occurs and Holdings has paid other senior executives bonuses for such year under the Company Bonus Plan, a prorated Annual Bonus under the Company Bonus Plan for the pro rata portion of that fiscal year;
Any Annual Bonus payable to the Executive under Section 7(a)(4) shall be paid to the Executive no later than 120 days following the end of the fiscal year for which it is awarded.
     (b) Termination for Cause. If Holdings terminates the Executive’s employment during the Term for Cause, all obligations of Holdings hereunder (other than those which, pursuant to Section 12, survive termination of this Agreement and other than any obligations of Holdings related to any debt, equity or other securities (including options, warrants or securities convertible or exchangeable into debt or equity) of Holdings held by the Executive) immediately shall cease, except that Holdings shall pay to the Executive the amounts specified in Sections 7(a)(1) and (2) hereof.
     (c) Termination by the Executive without Good Reason. If the Executive terminates the Executive’s employment during the Term without Good Reason, all obligations of Holdings hereunder (other than those which, pursuant to Section 12, survive termination of this Agreement and other than any obligations of Holdings related to any debt, equity or other securities (including options, warrants or securities convertible or exchangeable into debt or equity) of Holdings held by the Executive) immediately shall cease, except that:
     (1) Holdings shall pay to the Executive the amounts specified in Sections 7(a)(1) through (3) hereof; and
     (2) if within forty-five (45) days of the Termination Date the Executive signs the General Release and if, and only if, the performance criteria and objectives set forth in the Company Bonus Plan are satisfied for the fiscal year of Holdings during which the Termination Date occurs and Holdings has paid other senior executives bonuses for such year under the Company Bonus Plan, a prorated Annual Bonus under the Company Bonus Plan for the pro-rata portion of that fiscal year; provided, any pro rata Annual Bonus payable to the Executive hereunder shall be paid to the Executive no later than 120 days following the end of the fiscal year for which it is awarded.

     (d) Termination without Cause or for Good Reason. If Holdings terminates the Executive’s employment without Cause as a result of a Change in Control of the Company or the Executive terminates the Executive’s employment for Good Reason, all obligations of Holdings hereunder (other than those which, pursuant to Section 12, survive termination of this Agreement and other than any obligations of Holdings related to any debt, equity or other securities (including options, warrants or securities convertible or exchangeable into debt or equity) of the Company held by the Executive) immediately shall cease, except that:
     (1) Holdings shall pay to the Executive the amounts specified in Sections 7(a)(1) through (3) hereof;
     (2) if within forty-five (45) days of the Termination Date, the Executive signs the General Release, Holdings shall pay to the Executive, less applicable taxes and withholdings, (i) the Executive’s then current base salary (but no less than $275,000) for twelve (12) months and (ii) if and only if the performance criteria and objectives set forth in the Company Bonus Plan are satisfied for the fiscal year of Holdings during which the Termination Date occurs and Holdings has paid other senior executives bonuses for such year under the Company Bonus Plan, a prorated Annual Bonus under the Company Bonus Plan for the pro rata portion of that fiscal year (collectively, the items described in clauses (i) and (ii), the “Severance Payments”). The Severance Payments shall be paid on the same schedule as if the Executive were still employed by Holdings. Notwithstanding the foregoing, no Severance Payments shall be made by Holdings to the Executive following a final determination, no longer subject to appeal, of a court of competent jurisdiction or as a result of arbitration pursuant to Section 14(c)) that Executive has breached any of the covenants contained in Section 8, 9 or 10 of this Agreement; and
     (3) if within forty-five (45) days of the Termination Date, the Executive signs the General Release, Executive shall be continued on Holdings’ health insurance plan for the twelve (12) month period commencing on the Termination Date. In the event such coverage is not permissible, for such twelve (12) month period Holdings in its sole discretion shall either (i) pay the Executive’s COBRA premiums (at the level of coverage the Executive had prior to the Termination Date) or (ii) provide alternative health insurance coverage to the Executive that is no less favorable to the Executive than the coverage the Executive had prior to the Termination Date.
     (e) Section 409A.
     (1) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separatiection 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
     (2) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be interpreted in such a manner so that all payments hereunder comply with Section 409A of the Code or will be exempt from Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
     (3) The determination of whether and when a separation from service has occurred shall be made after applying the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
     8. Confidentiality. In consideration of the willingness of Holdings to employ the Executive and the compensation to be paid and benefits to be received therefore, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Executive agrees as follows:
     (a) The Company Owns All of the Executive’s Work. All improvements, discoveries, inventions, designs, documents, literary works (including but not limited to books, articles and white papers), licenses and patents, or other data devised, conceived, made, developed, obtained, filed, perfected, acquired, or first reduced to practice, in whole or in part, in the regular course of employment by the Executive during the period of the Executive’s employment, and related in any way to the business, including development and research, of the Company or any subsidiary or affiliate engaged in business substantially similar to that of the Company shall be promptly disclosed to Holdings (collectively, “Works”). Any copyrightable work falling within the definition of Works shall be deemed a “work made for hire,” under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company. To the extent that any work is not deemed to be a “work made for hire,” the Executive hereby assigns and transfers to the Company all of the Executive’s right, interest and title thereto, and such Works shall become the property of the Company. The Executive further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Work that he may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory. During the Term and at any time thereafter, upon request of Holdings, the Executive will promptly join and render assistance in any proceedings and execute any papers necessary to file and prosecute applications for, and to acquire, maintain and enforce, letters, patent trademarks, registrations and/or copyrights, both domestic and foreign, with respect to such improvements, discoveries, inventions, designs, documents, licenses and patents, or other data as required for vesting and maintaining title to same in the Company. This Section 8(a) does not apply to (X) Works when all of the following criteria are met: (i) no equipment, supplies, facilities, or Confidential and Proprietary Information (as defined in Section 8(b) hereof) was used in developing the Works or in applying for or obtaining a patent or copyright; (ii) the Work was developed entirely on the Executive’s own time; (iii) the Work does not relate directly to the business of the Company or any of its subsidiaries or affiliates or to actual or demonstrably anticipated research or development by the Company or any of its subsidiaries or affiliates and (iv) the Work does not result from any work performed by the Executive for or at the request of Holdings or any of its subsidiaries or affiliates or (Y) books written by the Executive and published prior to the Effective Date or other literary works determined by the CEO in its sole discretion to be excluded from the application of this Section 8(a).
     (b) Non-Disclosure of Confidential Information. The Executive agrees and acknowledges that the term “Confidential and Proprietary Information” shall mean any and all information which the Executive learns as a result of the Executive’s employment with Holdings and which is not in the public domain, in any form, emanating from or relating to the Company and its subsidiaries and affiliates, including, but not limited to, trade secrets, technical information, costs, designs, drawings, processes, systems, methods of operation and procedures, formulae, test data, know-how, improvements, price lists, financial data, code books, invoices and other financial statements, computer programs, discs and printouts, sketches and plans (engineering, architectural or otherwise), employees’ and consultants’ benefits, perquisites, salaries, stock options, compensation, formulas or bonuses, and their non-business addresses and telephone numbers, organizational structure and reporting relationships, customer lists, telephone numbers, names, addresses, information about equipment and processes (including specifications and operating manuals), or any other compilation of information written or unwritten that is used in the business of the Company or any subsidiary or affiliate that gives the Company or any subsidiary or affiliate any opportunity to obtain an advantage over competitors of the Company who do not know or use such information. The Executive agrees and acknowledges that all Confidential and Proprietary Information, in any form, and all copies and extracts thereof, is and are and shall remain the sole and exclusive property of the Company and, upon termination of the Executive’s employment with Holdings, the Executive hereby agrees to return to the Company the originals and all copies of any Confidential and Proprietary Information provided to or acquired by the Executive during the period of the Executive’s employment. Executive agrees that he/she shall not, at any time during or after the Executive’s employment, disclose to any unauthorized person or use for the Executive’s own account any of such Confidential Information without Holdings’ prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive’s acts or omission to act, or (ii) is required to be disclosed pursuant to any applicable law or court order, provided that with respect to the foregoing clause (ii), Executive shall at the earliest practicable date provide a copy of the subpoena or court order to Holdings.
     (c) Customers’ Information. The Executive understands and acknowledges that each customer of the Company or its subsidiaries or affiliates may disclose information that will be within the Company’s control in connection with the Company’s furnishing of services to its customer. The Executive covenants and agrees to hold such information in the strictest confidence and shall treat such information in the same manner and be obligated by the provisions of this Agreement as if such information were Confidential and Proprietary Information, as defined in Section 8(b) hereof.
     9. Covenant Not to Compete. During the Executive’s employment with Holdings and for a period of one (1) years thereafter (the “Non-Competition Period”), the Executive shall not directly or indirectly own, manage, operate, control or be employed by or participate in the ownership, management, operation or control of any business that directly competes with the Prohibited Business (as defined below) within the geographical area in the United States in which, as of the Termination Date, the Company or any of its subsidiaries conduct the Prohibited Business or have written plans to conduct the Prohibited Business. The “Prohibited Business” shall mean the Business conducted by the Company or any of its subsidiaries (including the development, marketing and sale of information security related software, professional services, technology or products) on the Termination Date and during the six month period prior to the Termination Date.
     10. Non-Solicitation. During the Executive’s employment with Holdings and for a period of one (1) years thereafter (the “Non-Solicitation Period”), the Executive shall not, except with prior written approval of the CEO, directly or indirectly, individually or as part of or on behalf of any other person, company, employer or other entity:
     (a) (i) persuade or attempt to persuade any existing customer or agent with which the Company has a contract (“Contracted Customer”) to cease doing business constituting the Prohibited Business with the Company or any of its subsidiaries, or to reduce the amount of business constituting the Prohibited Business any customer or agent does with the Company or any of its subsidiaries, or (ii) solicit for himself or any entity any business constituting the Prohibited Business of a Contracted Customer of the Company or any of its subsidiaries or solicit any business constituting the Prohibited Business which was a Contracted Customer of the Company or with which the Executive is aware (or is made aware prior to the Termination Date) that the Company is in direct discussions as a prospective Contracted Customer of the Company (or any of their subsidiaries) within twelve (12) months prior to the Termination Date; or

     (b) hire, attempt to recruit or solicit for hire, or for any purpose whatsoever encourage to end or abandon their employment, reduce or diminish in any way their relationship or breach any agreement, with the Company or any of its subsidiaries, any persons who have been employed by the Company or any of its subsidiaries at any time within the twelve (12) months prior to such hiring, recruitment or solicitation, other than (i) any such employee whose employment with the Company or any of its subsidiaries is terminated by the Company or any of its subsidiaries, or (ii) any such employee who voluntarily terminates his or her employment with the Company or any of its subsidiaries, so long as the Executive did not induce or encourage such employee so to voluntarily terminate his or her employment. The parties acknowledge that the restrictions contained in this Sections 10(b) will not apply to any general advertisements or solicitations for employees.
     11. Amendments or Additions: Action by Compensation Committee. No amendments or additions to the Agreement shall be binding unless in writing and signed by all parties hereto. The prior approval by the Compensation Committee shall be required in order for Holdings to authorize any amendments or additions to this Agreement, to give any consents or waivers of provisions of this Agreement, or to take any other action under this Agreement including any Notice of Termination.
     12. Survival. Sections 3, 8, 9, 10 and 14(c) of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding the termination of the Executive’s employment hereunder.
     13. Representations. The Executive represents and warrants to Holdings that (a) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which the Executive is bound, (b) the Executive is not a party to or bound by any employment agreement, non-competition agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by Holdings, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.
     14. Miscellaneous.
     (a) Notices. Any notice required or permitted hereunder shall be given in writing and shall be personally delivered or mailed by first class registered or certified mail, postage prepaid, return-receipt-requested, or transmitted by facsimile.
If notice is to be sent to Holdings, it will be sent to:
Trustwave Holdings, Inc.
Legal Department
70 W. Madison, Suite 1050
Chicago, IL 60602
(312) 873-7500

If notice is to be sent to the Executive, it will be sent to:
Mark Iserloth
823 Humboldt Avenue
Winnetka, IL 60093
Each notice or communication that shall have been transmitted in the manner described above, or that shall have been delivered to a telegraph company, shall be deemed sufficiently given, served, sent or received at such time as it is received (or refused) by the addressee (with the return receipt, delivery receipt or (with respect to a telex) the answer back being deemed conclusive, but not exclusive, evidence of such sending) or at such time as delivery is refused by the addressee upon presentation.
     (b) Severability and Reformation. Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any law, statute, ordinance, order or regulation, the latter shall prevail, but in such event any necessary action will be taken to bring it within applicable legal requirements. If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected by such a holding.
     If, at any time of enforcement of Section 9 or 10 of this Agreement, a court or an arbitrator holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained therein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court or arbitrator to increase or broaden any of the restrictions in Section 9 or 10 of this Agreement.
     (c) Dispute Resolution.
     (1) Arbitration. The Executive and Holdings will mediate, and if mediation is unsuccessful, then arbitrate any and all controversies, claims or disputes arising out of or relating to this Agreement or the Executive’s employment with Holdings (“Claims”) before the American Arbitration Association (“AAA”), in the city in which the Executive’s principal office is located, in accordance with the AAA’s National Rules for the Resolution of Employment Disputes including, but not limited to, the rules and procedures applicable to the selection of arbitrators. Each of Holdings and the Executive waives any rights to a trial by jury in any controversy, claim or dispute with Holdings, including those that arise under any federal, state or local law, including without limitation, claims of harassment, discrimination or wrongful termination under common law or under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act or the Older Workers’ Benefit Protection Act. Except as otherwise set forth in this Agreement, the cost of any mediation or arbitration hereunder, including the cost of the record or transcripts thereof, of any administrative fees, and all other fees involved (other than the Executive’s attorneys’ fees) shall be borne by Holdings; provided, however, that if the arbitrator determines that the claim or position of the Executive was frivolous or in bad faith, the Executive will bear the full costs of such arbitration (other than Holdings’ attorneys’ fees).
     (2) Injunctive Relief. Notwithstanding the agreement to arbitrate, a breach by the Executive of his obligations under Sections 8, 9, or 10 of this Agreement would cause the Company irreparable harm, and no adequate remedy at law would be available in respect thereof. Accordingly, if any dispute arises between the parties under Sections 8, 9, or 10 herein, Holdings shall not be required to arbitrate such Claim under Section 14(c)(1), but shall have the right to institute judicial proceedings in any appropriate jurisdiction and shall be entitled to seek relief enjoining such acts. If such judicial proceedings are instituted, such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceeding under Section 14(c)(1) of this Agreement. Further, the Executive and Holdings waive any objections to the jurisdiction of such courts based on improper or inconvenient forum.
     (d) Complete Agreement. This Agreement, including all attachments hereto, and the General Release contain the entire agreement and understanding between the parties relating to the subject matter hereof, and supersede any prior understandings, agreements or representations by or between the parties, written or oral, relating to the subject matter hereof.
     (e) Successors or Assigns. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of Holdings by way of reorganization, merger or consolidation and any assignee of all or substantially all of its business assets, but except as to any such successor or assignee of Holdings, neither this Agreement nor any rights or benefits hereunder may be assigned by Holdings or the Executive. Notwithstanding the foregoing, in the event of the death of the Executive all rights to receive payments hereunder shall become rights of the Executive’s estate.
     (f) Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
     (g) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State where the Executive is employed without regard to principles of conflict of laws.
     (h) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first above written.

TrustWave Holdings, Inc.		EXECUTIVE

By:	/s/ Robert McCullen	/s/ Mark Iserloth
	Name: Robert McCullen	Mark Iserloth
Title: CEO

Attachment A
GENERAL RELEASE
     THIS GENERAL RELEASE (“Release”) is executed by Mark Iserloth (the “Executive”) pursuant to Section 7(a)(4), 7(c)(2) or 7(d)(3) and (4) of the Amended and Restated Employment Agreement dated as of June 1, 2011 by and between Trustwave Holdings, Inc., a Delaware corporation (the “Company”) and the Executive (the “Employment Agreement”).
     WHEREAS, the Executive’s employment with the Company is terminating;
     WHEREAS, the Executive has had 45 days to consider the form of this Release;
     WHEREAS, the Company advised the Executive in writing to consult with an attorney before signing this Release;
     WHEREAS, the Executive acknowledges that the consideration to be provided to the Executive under the Employment Agreement is sufficient to support this Release; and
     WHEREAS, the Executive understands that the Company regards the representations and covenants by the Executive in the Employment Agreement and this Release as material and that the Company is relying on such representations and covenants in paying amounts to the Executive pursuant to the Employment Agreement.
          THE EXECUTIVE THEREFORE AGREES AS FOLLOWS:
     1. The Executive shall receive the payments and benefits set forth in Section 7(a)(4), 7(c)(2) or 7(d)(3) and (4) of the Employment Agreement in accordance with the terms and subject to the conditions thereof.
     2. The Executive, on behalf of himself and anyone claiming through him, hereby agrees not to sue the Company or any division, subsidiary, affiliate or other related entity of the Company (whether or not such entity is wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents, attorneys or shareholders of the Company or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”), and agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the date of this Release, including, without limitation, all matters in any way related to the Executive’s employment by the Company or any of its subsidiaries or affiliates, the terms and conditions thereof and the termination or cessation of the Executive’s employment by the Company or any of its subsidiaries or affiliates, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, each as may be amended from time to time, or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Release shall apply to, or release the Company from, (a) any obligation of the Company contained in Section 3 or 7 of the Employment Agreement, or (b) any obligation of the Company related to any debt, equity or other securities (including options, warrants or securities convertible or exchangeable into debt or equity) of the Company held by the Executive. The consideration offered in Section 7(a)(4), 7(c)(2) or 7(d)(3) and (4) of the Employment Agreement is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that, except as expressly provided in the provision within the immediately preceding sentence, the Executive is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of the Executive.
     3. The Executive expressly represents and warrants that the Executive is the sole owner of the actual and alleged claims, demands, rights, causes of action and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that the Executive has the full right and power to grant, execute and deliver the general release, undertakings and agreements contained herein.
     4. ACKNOWLEDGMENT BY EXECUTIVE. BY EXECUTING THIS RELEASE, THE EXECUTIVE EXPRESSLY ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS RELEASE CAREFULLY, THAT THE EXECUTIVE FULLY UNDERSTANDS ITS TERMS AND CONDITIONS, THAT THE EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE, THAT THE EXECUTIVE HAS BEEN ADVISED THAT THE EXECUTIVE HAS 45 DAYS WITHIN WHICH TO DECIDE WHETHER OR NOT TO EXECUTE THIS RELEASE AND THAT THE EXECUTIVE INTENDS TO BE LEGALLY BOUND BY IT. DURING A PERIOD OF SEVEN DAYS FOLLOWING THE DATE OF THE EXECUTIVE’S EXECUTION OF THIS RELEASE, THE EXECUTIVE SHALL HAVE THE RIGHT TO REVOKE THE RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT BY SERVING THE COMPANY WITHIN SUCH PERIOD WRITTEN NOTICE OF REVOCATION.
     5. This Release contains the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, relating to the subject matter hereof.
     6. This Release shall be governed and construed in accordance with the laws of the State where the Executive is employed without regard to principles of conflict of laws.
(SIGNATURE ON NEXT PAGE)

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EXECUTIVE _______________________________________ Mark Iserloth Date: ______________________________

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